	Home Equity Loan Backed GMACM Series 2001-HE3
		Payment Date	09/25/2003

Servicing Certificate	Group 1A	Group 1B
Beginning Pool Balance	106,279,429.48	106,229,191.80
Beginning PFA	0.00	0.00
Ending Pool Balance	100,400,853.78	99,587,658.88
Ending PFA Balance	-	-
Principal Collections	8,291,439.55	8,686,940.43
Principal Draws	2,424,695.84	2,088,682.69
Net Principal Collections	5,866,743.71	6,598,257.74
Active Loan Count	4,676	2,113

Interest Collections	432,888.38	404,499.74

Net Weighted Average Coupon Rate	7.33000%	7.07300%
Substitution Adjustment Amount	0.00	0.00

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class I - A - 1	104,991,817.63	99,131,142.77	0.7694367	5,860,674.86	124,765.28	0.00	38.39%	1.380%
Class I - A - 2	105,258,684.97	98,617,152.05	0.7621109	6,641,532.92	125,988.80	0.00	38.19%	1.390%
Class I-A-1 - VF - 1	321,335.84	303,434.99	-	17,900.85	381.85	0.00	0.12%	1.380%
Certificates	-	-	-	-	510,119.96	-	-	-

Loan Group 1A
Beginning Overcollateralization Amount	966,276.01		Credit Enhancement Draw Amount	0.00
Overcollateralization Amount Increase (Decrease)	0.01		Unreimbursed Prior Draws	0.00
Outstanding Overcollateralization Amount	966,276.02
Required Overcollateralization Amount	966,276.02

Loan Group 1B
Beginning Overcollateralization Amount	970,506.83		Credit Enhancement Draw Amount	0.00
Overcollateralization Amount Increase (Decrease)	0.00		Unreimbursed Prior Draws	0.00
Outstanding Overcollateralization Amount	970,506.83
Required Overcollateralization Amount	970,506.83

Loan Group 1A
Group	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	958,375.94	34	0.95%
Delinquent Loans (60 Days)*	86,068.29	5	0.04%
Delinquent Loans (90 Days)*	179,500.20	5	0.09%
Delinquent Loans (120 Days)*	38,375.57	1	0.02%
Delinquent Loans (150 Days)*	127,140.33	4	0.06%
Delinquent Loans (180 Days)*	240,256.89	6	0.12%
REO	-	0	0.00%
FC	89,226.30	1	0.04%
BK	485,154.42	0	0.24%

Loan Group 1B
Group	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	150,261.23	7	0.15%
Delinquent Loans (60 Days)*	207,590.62	3	0.10%
Delinquent Loans (90 Days)*	60,909.62	1	0.03%
Delinquent Loans (120 Days)*	-	1	0.00%
Delinquent Loans (150 Days)*	197,667.52	2	0.10%
Delinquent Loans (180 Days)*	177,115.73	2	0.09%
REO	-	0	0.00%
FC	238,025.35	3	0.12%
BK	92,664.99	3	0.05%

*Delinquency Figures Include Foreclosures, REO and Bankruptcy.

Liquidation Loss Amounts	Loan Group 1A	Loan Group 1B

Beginning Loss Amount	129,711.69	239,894.60
Current Month Loss Amount	11,831.99	43,275.18
Current Month Recoveries	39.94	0.00
Net Ending Loss Amount	141,503.74	283,169.78

Groups	Capitalized Interest Account LG1A		Capitalized Interest Account LG1B
Beginning Balance	0.00		0.00
Withdraw relating to Collection Period	0.00		0.00
Interest Earned (Zero, Paid to Funding Account)	0.00		0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00		0.00
Interest earned for Collection Period	0.00		0.00
Interest withdrawn related to prior Collection Period	0.00		0.00

Prefunding Account	Loan Group 1A	Loan Group 1B
Beginning Balance	0.00	0.00
Additional Purchases During Revoliving Period	0.00	0.00
Excess Of Draws over Principal Collections	0.00	0.00
Remaining balance sent to Funding account	0.00	0.00
Total Ending Balance as Of Payment Date	0.00	0.00
Interest earned for Collection Period	0.00	0.00
Interest Withdrawn related to prior Collection Period	0.00	0.00

Funding Account	Loan Group 1A	Loan Group 1B
Beginning Funding Account Balance	0.00	0.00
Deposit to Funding Account	0.00	0.00
Excess Of Draws over Principal Collections	0.00	0.00
Payment for Additional Purchases	0.00	0.00
Remaining Funding Account balance paid to Note Holders	0.00	0.00
Add Variable Funding Note	0.00	0.00
Ending Funding Account Balance as of Payment Date	0.00	-
Interest earned for Collection Period	0.00	0.00
Interest withdrawn related to prior Collection Period	0.00	0.00

Current Month Repurchases Units	0	0
Current Month Repurchases ($)	-	-